Exhibit 99.1

NEWS RELEASE

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com
Brent D. Smith, CFO, bsmith@mainstcapital.com
713-350-6000

Dennard Lascar Investor Relations
Ken Dennard | ken@dennardlascar.com
Zach Vaughan | zvaughan@dennardlascar.com
713-529-6600

Main Street Announces Fourth Quarter 2020 Private Loan Portfolio Activity

HOUSTON, January 20, 2021 -- Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) is pleased to announce the following recent activity in its private loan portfolio. During the fourth quarter of 2020, Main Street originated approximately $80.5 million in new private loan commitments across four (4) new borrowers and funded total new investments across its private loan portfolio with a cost basis totaling approximately $98.5 million.

The following represent notable new and incremental private loan commitments during the fourth quarter of 2020:

•	$35.0 million in a first lien senior secured loan and $2.5 million in a first lien senior secured revolver to an executive search placement firm focused on the healthcare and life sciences industry;
•	$15.5 million in a first lien senior secured loan and $4.7 million in a senior secured delayed draw loan to an operator of futures trading platforms;
•	$11.4 million in a first lien senior secured loan, $5.7 million in a first lien senior secured delayed draw loan and $2.9 million in a first lien senior secured revolver to a manufacturer and distributor of residential and commercial fencing;
•	$12.0 million in a first lien senior secured loan and $1.0 million in a first lien senior secured revolver to a subcontractor of interior acoustical walls and ceilings;
•	$10.0 million in a first lien senior secured loan to a provider of physical and virtual application delivery controllers and an operator of a global network intelligence company; and
•	$10.0 million in a first lien senior secured loan to a manufacturer and distributor of charitable gaming supplies to the global social and charitable gaming market.

As of December 31, 2020, Main Street’s private loan portfolio included total investments at cost of approximately $769.0 million across 63 unique borrowers. The private loan portfolio, as a percentage of cost, included 90% invested in first lien debt investments, 3% invested in second lien debt investments, and 7% invested in equity investments or other securities.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies.  Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio.  Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million.  Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street, through its wholly owned portfolio company MSC Adviser I, LLC (“MSC Adviser”), also maintains an asset management business through which it manages investments for third parties. MSC Adviser is registered as an investment adviser under the Investment Advisers Act of 1940.